EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Agreement is made and entered into as of November 1, 2000, by and between Service 1st Bank ("Employer") and John O. Brooks ("Employee").

                                    RECITALS
                                    --------

         WHEREAS, Employer is a California state-chartered banking corporation subject to the supervision and regulation of the California Department of Financial Institutions ("CDFI") and the Federal Deposit Insurance Corporation ("FDIC");

         WHEREAS, Employer and Employee desire to enter into an employment agreement for the purposes of engaging the services of Employee by reason of his experience, training and ability in the commercial banking industry and to delineate the rights, obligations and responsibilities of the Employer and Employee; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Employee agree as follows:

                                   AGREEMENT
                                   ---------

         1. Term of Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, for a period of three (3) years from the date hereof, subject to the termination provisions of paragraph 16 and any required regulatory approvals as specified in paragraph 28 of this Agreement.

         2. Duties and Obligations of Employee. Employee shall serve as the Chairman of the Board of Directors and Chief Executive Officer of Employer and shall perform the customary duties of such office as may from time to time be reasonably requested of him by the Board of Directors of Employer, in addition to the following:

                  (a) Voting as a member of the Board of Directors of Employer and such committees thereof as the Board of Directors of Employer shall designate;

                  (b) Participating in community affairs which are beneficial to the Employer;

                  (c) Maintaining a good relationship with Employer's shareholders and the Board of Directors of Employer;

                  (d) Maintaining a good relationship with regulatory agencies and governmental authorities having jurisdiction over Employer;

                  (e) Providing leadership in planning and implementing the conduct of business and the affairs of the Employer;

                  (f) Hiring and firing of all employees other than executive officers of the Employer, subject at all times to the policies and directives set by the Employer's Board of Directors. Employee will consult with the Employer's Executive Committee of the Board of Directors prior to hiring or firing of executive officers of the Employer; and

                  (g) Preparing and submitting, with the assistance of other members of senior management of Employer, to Employer's Board of Directors not later than November 30, 2000, an operating budget for the 2001 calendar year. Such budget shall include financial projections reflecting all categories financial data including income, expense and operating requirements, as are customary for financial institution budgets and as may be required by regulatory accounting and/or generally accepted accounting principles. Employee shall be responsible for the preparation and submission of similar budgets to Employer's Board of Directors annually in the third quarter of each year during the term of this Agreement. Each budget shall be subject to the approval of Employer's Board of Directors.

         3.       Devotion to Employer's Business.

                  (a) Employee shall devote his full business time, ability, and attention to the business of Employer during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Employee under this Agreement. Nothing in this Agreement shall be interpreted to prohibit Employee from making passive personal investments; provided that, except for ownership interests in businesses acquired prior to the date of this Agreement which represent in each case less than three percent (3%) of the total ownership of each such business, the Employee shall not directly or indirectly acquire, hold, or retain any ownership interest in any financial institution, including its affiliated companies, or any other business competing with or similar in nature to the business of Employer, which conducts business or operations in San Joaquin County.

                  (b) Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to shock or offend the community and have an adverse effect upon Employer.

                  (c) Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

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         4.       Noncompetition by Employee. Employee shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in paragraph 3(a) of this Agreement), officer, director, or in any other individual or representative capacity, engage, assist, consult or participate in any other banking or financial services business without the prior written consent of Employer. Following the termination of this Agreement and during any period when Employee is receiving severance payments from Employer pursuant to or related to this Agreement, the Employee shall be subject to the foregoing noncompetition restrictions only with respect to banking or financial services businesses which conduct business or operations in San Joaquin County. This paragraph 4 shall survive the expiration or termination of this Agreement.

         5.       Indemnification.

                  (a) Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the gross negligence or intentional misconduct of the Employee.

                  (b) To the fullest extent permitted by law and applicable regulations of the CDFI and FDIC, Employer shall indemnify Employee if he was or is a party or is threatened to be made a party in any action brought by a third party against Employee (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Employee acted in good faith and in a manner Employee reasonably believed to be in the best interest of Employer (and with respect to a criminal proceeding if Employee had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Employee arose out of and was within the course and scope of his employment as an officer or employee of Employer.

         6. Disclosure of Information. Employee shall not, either before or after termination of this Agreement, without the prior written consent of Employer's Board of Directors or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories; requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of Employer. Employee further recognizes and acknowledges that any financial information concerning any customers of Employer, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer's business. Employee shall not, either before or after termination of this Agreement, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Employee is required by law to disclose such infor nation, described in this paragraph 6, Employee will provide Employer and its respective counsel with immediate notice of such request so that they may consider seeking a protective order. If in the absence of a protective order or the receipt of a waiver hereunder Employee is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then Employee may disclose (on an "as needed" basis only)

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such information to such tribunal or other party without liability hereunder.
Notwithstanding the foregoing, Employee may disclose such information concerning the business or operations of Employer as may be required by the CDFI, FDIC or other bank regulatory agency having jurisdiction over the operations of Employer in connection with an examination of Employer or other proceeding conducted by such bank regulatory agency. This paragraph 6 shall survive the expiration or termination of this Agreement.

         7. Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks used by Employee in performing duties for Employer, other than Employee's personal notes and diaries, are and shall remain the sole property of Employer. Upon termination of employment, Employee shall promptly return all such material (including all copies, extracts and summaries thereof) to Employer. This paragraph 7 shall survive the expiration or termination of this Agreement.

         8. Surety Bond. Employee agrees that he will furnish all information and take any other steps necessary from time to time to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. Employer shall have no obligation to pay severance benefits to Employee in accordance with paragraph 16 (d) of this Agreement in the event that the Employee's employment is terminated in connection with the Employee's failure to qualify for a surety bond at any time during the term of this Agreement and such failure to qualify results from an occurrence described in paragraph 16(a) (5),
(6), (7), (8), (9), or (11, to the extent of an Employee breach).

         9. Base Salary. In consideration for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable in substantially equal installments during the term of this Agreement of approximately Six Thousand Two Hundred and Fifty Dollars ($6,250) on the first and fifteenth days of each month, subject to applicable adjustments for withholding taxes and prorations for any partial employment period. Employee shall receive such annual adjustments in salary, if any, as may be determined by Employer's Board of Directors, in its sole discretion.

         10. Salary Continuation During Disability. If Employee for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that the is unable to perform the duties under this Agreement, Employer agrees to pay Employee the base salary otherwise payable to Employee pursuant to paragraph 9 of this Agreement, reduced by the amounts received by Employee from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability.

         For purposes of this paragraph 10, "disability" shall be defined as provided in Employer's disability insurance program. Notwithstanding anything herein to the contrary, Employer shall have no obligation to make payments for a disability resulting from the deliberate, intentional
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actions of Employee, such as, but not limited to, attempted suicide or chemical dependence of Employee.

         11. Incentive Compensation. Employee shall be entitled to receive an annual incentive compensation payment based upon the following:

                  (a) Net profits for a given fiscal year of Employer must exceed the net profits budget goal for that year which was approved by Employer's Board of Directors. In such event, the Board of Directors will establish a bonus pool in an amount equal to ten percent (10%) of the increase in net profits over such budget goal (the "Bonus Pool").

                  (b) Fifty-Five Percent (55%) of the Bonus Pool shall be distributed to Employee for achieving the increase in net profits described in paragraph 11 (a) above.

                  (c) Fifteen Percent (15%) of the Bonus Pool shall be distributed to Employee for achieving an increase in the dollar amount of total loans outstanding (excluding nonaccrual loans and loans classified as "watch", "special mention", "substandard", "doubtful", "loss", or similarly impaired, restructured and nonperforming loans), which exceeds the approved budget goal for the subject fiscal year of Employer.

                  (d) Fifteen Percent (15%) of the Bonus Pool shall be distributed to Employee for achieving an increase in deposits (excluding brokered deposits and deposits for which a rate of interest in excess of twenty-five (25) basis points over Employer's posted rate of interest for such deposits are paid to depositors).

                  (e) Fifteen Percent (15%) of the Bonus Pool shall be distributed to Employee for achieving an increase in the fair market value of Employer's common stock which exceeds the fair market value for the prior fiscal year-end of Employer. Such fair market value shall be the average of the bid, ask and closing prices of a share of Employer's common stock as reported on the OTC Bulletin Board or any securities exchange or the averages of such prices reported by Employer's market makers, in each case for the twenty trading days immediately preceding the end of the subject fiscal year of Employer. Notwithstanding the foregoing, Employer and Employee agree that a fair market value for the fiscal year ended December 31, 2001 of Ten Dollars ($10.00) or above shall be determined to meet criteria for bonus pool distribution.

         Notwithstanding the foregoing, no incentive compensation payments shall be prorated for a partial year and Employee shall not be entitled to receive incentive compensation payments based upon the increased profitability described above for any year during the term of this Agreement in which Employee was not employed by Employer for Employer's full fiscal year. Any incentive compensation payable to Employee shall be distributed to Employee following review by Employer's Board of Directors of the final audited financial results of operations for the immediately preceding fiscal year of Employer.

         12. Stock Options. Employer agrees to grant to Employee incentive stock options to purchase Twenty-Five Thousand (25,000) shares of Employer's common stock at the fair market

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value of such common stock on the date of grant and otherwise pursuant to
Employer's 1999 Stock Option Plan (the "1999 Plan"). Such grant shall be evidenced by a Stock Option Agreement entered into between Employer and Employee pursuant to the 1999 Plan and shall vest at the rate of one third (l/3) each year commencing one year following the date of grant. Notwithstanding any contrary provision of the 1999 Plan or such Stock Option Agreement, no rights of employment shall be conferred upon Employee or result from the 1999 Plan or such Stock Option Agreement. Any employment rights and corresponding duties of Employee pursuant to his employment by Employer shall be limited to and interpreted solely in accordance with the terms and provisions of this Agreement.

         13. Other Benefits. Employee shall be entitled to those employee benefits adopted by Employer for all employees of Employer, subject to applicable qualification requirements and regulatory approval requirements, if any. Employee shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to Employee:

                  (a) Vacation. Employee shall be entitled to four (4) weeks annual vacation leave at his then existing rate of full salary each year during the term of this Agreement. Employee may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. The length of vacation should not exceed two (2) weeks without the approval of Employer's Board of Directors. Vacation time will accrue in accordance with Employer's personnel policies.

                  (b) Automobile Allowance and Insurance. Employer shall pay to Employee an automobile allowance of Six Thousand Dollars ($6,000) per year during the term of this Agreement, payable at the rate of Five Hundred Dollars ($500) per month. Employee shall acquire or otherwise make available for his business and personal use an automobile, suitable to his position, and -maintain it in good condition and repair. Employee shall obtain and maintain insurance policies with insurer(s) acceptable to Employer and with coverages for
(i) bodily injury in amounts not less than Three Hundred Thousand Dollars ($300,000) per person and Five Hundred Thousand Dollars ($500,000) per occurrence, (ii) property damage in amounts not less than One Hundred Thousand Dollars ($100,000) per occurrence, (iii) uninsured motorist in amounts not less than One Hundred Thousand Dollars ($100,000) per person and Three Hundred Thousand Dollars ($300,000) per occurrence, and (iv) medical protection in amounts not less than Five Thousand Dollars ($5,000) per person. Such insurance policies shall name Employer as an additional insured, subject to the requirement that Employee's allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from Employer being named as an additional insured. Employer may, in its sole discretion, elect to provide and pay for such insurance policies in lieu of Employee maintaining such policies.

                  (c) Insurance. Employer shall provide during the term of this Agreement at Employer's sole cost, group life, health (including medical, dental and hospitalization), accident and disability insurance coverage for Employee and his dependents through a policy or policies provided by the insurer(s) selected by Employer in its sole discretion.

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         14.      Annual Physical Examnination. Employer shall pay or reimburse
Employee for the cost of an annual physical examination conducted by a California licensed physician selected by Employee and reasonably acceptable to Employer.

         15. Business Expenses. Employee shall be reimbursed for all ordinary and necessary expenses incurred by Employee in connection with his employment. Employee shall also be reimbursed for expenses incurred in activities associated with promoting the business of Employer, including expenses for club memberships, entertainment, travel and other expenses for attendance at conventions and education programs, and similar items. Employer will pay for or will reimburse Employee for such expenses upon presentation by Employee from time to time of receipts or other appropriate evidence of such expenditures in form and content reasonably acceptable to Employer. Any club memberships shall be approved in advance of purchase by the Employer's Board of Directors.

         16.      Termination of Agreement.

                  (a) Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver which otherwise benefits the waiving party, and the obligation of Employer to pay the amounts which would otherwise be payable to Employee under this Agreement through the end of the month in which the event occurs, except that only in the event of termination based upon subparagraphs (1), (4) or (11, to the extent of Employer's breach) below shall Employee be entitled to receive severance payments based upon automatic termination pursuant to paragraph 16 (d) of this Agreement:

                           (1) The occurrence of circumstances that make it impossible or impractical for Employer to conduct or continue its business.

                           (2)      The death of Employee.

                           (3)      The loss by Employee of legal capacity.

                           (4) The loss by Employer of legal capacity to contract.

                           (5) The willful and material breach or the habitual and continued neglect by the Employee of his employment responsibilities and duties;

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

                           (6) The continuous mental or physical incapacity of the Employee, subject to disability rights under this Agreement;

                           (7) The Employee's willful violation of any federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Employer, or the rules or regulations of the CDFI, FDIC, or other regulatory agency or governmental authority having jurisdiction over the Employer, which has an adverse effect upon the Employer;

                           (8) The written determination by a state or federal banking agency or governmental authority having jurisdiction over the Employer that Employee is not suitable to act in the capacity for which he is employed by Employer;

                           (9) The Employee's conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Employee's willful commission of a fraudulent or dishonest act; or

                           (10) The Employee's willful disclosure, without authority, of any secret or confidential information concerning Employer or taking any action which the Employer's Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Employer.

                           (11) Either party materially breaches the terms or provisions of this Agreement.

                  (b) Termination by Employer. Employer may, at its election and in its sole discretion, terminate this Agreement at any time for any reason, or for no reason, without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement. Upon such termination, Employee shall immediately cease performing and discharging the duties and responsibilities of his position and remove himself and his personal belongings from the Employer's premises. All rights and obligations accruing to Employee under this Agreement shall cease at such termination, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance pay specified in paragraph 16 (d) below, and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

                  (c) Termination by Employee. This Agreement may be terminated at any time by Employee for any reason, or no reason, by giving not less than thirty (30) days' prior written notice of termination to Employer. Upon such termination, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice

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

Employee's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

                  (d) Severance Pay - Termination by Employer. In the event of termination by Employer pursuant to paragraph 16 (b) or automatic termination based upon paragraph 16 (a) (1), (4) or (11, to the extent of Employer's breach) of this Agreement, Employee shall be entitled to receive severance pay (in addition to any salary, incentive compensation, or other payments, if any, due Employee) equal to six (6) months base salary, payable in lump sum within thirty
(30) days following termination. Notwithstanding the foregoing, in the event of a "change in control" as defined in subparagraph (e) below, Employee shall not be entitled to severance pay pursuant to this subparagraph (d) and any rights of Employee to severance pay shall be limited to such rights as are specified in subparagraph (e) below. Employee acknowledges and agrees that severance pay pursuant to this subparagraph (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for Employee terminated at the will of Employer pursuant to paragraph 16 (b) or pursuant to certain provisions of paragraph 16 (a) described herein.

                  (e) Severance Pay - Change in Control. In the event of a "change in control" as defined herein and within a period of eighteen (18) months following consummation of such a change in control (i) Employee's employment is terminated; or (ii) any adverse change occurs in the nature and scope of Employee's position, responsibilities, duties, salary, benefits or location of employment; or (iii) any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, Employee shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments due Employee. Any such severance pay due Employee shall be in an amount equal to one
(1) year of Employee's base salary at the rate in effect immediately prior to termination.

                           Any such severance shall be payable in lump sum
within thirty (30) days following the occurrence of an event described in paragraph 16 (e). Such severance payments, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payments, if any, may be due Employee and any severance payment rights of Employee under paragraph 16 (d) of this Agreement. This paragraph 16 (e) shall be binding upon and inure to the benefit of the parties and any successors or assigns of Employer or any "person" as defined herein.

                           Notwithstanding the foregoing, Employee shall not be
entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein be obligated to pay severance payments pursuant to this paragraph 16 (e) in the event of an occurrence described in paragraph 16 (a)
(5), (7) (8), (9), (10), or (11, to the extent of Employee's breach), or in the event Employee terminates employment in accordance with paragraph 16 (c) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e) (ii) or (iii) above.

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         17.      Change in Control Definition. The term "change in control"
shall mean the first to occur of any of the following events with respect to the
Employer:

                  (a) Any "person" (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the Employer's capital stock entitled to vote in the election of directors, other than a group of two or more persons not (i) acting in concert for the purpose of acquiring, holding or disposing of such stock or (ii) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Employer which requires the reporting of any change in control;

                  (b) During any period of not more than two (2) consecutive years, not including any period prior to the date of this Agreement, individuals who, at the beginning of such period, constitute the Board of Directors of the Employer, cease for any reason to constitute at least a majority thereof;

                  (c) The effective date of any consolidation or merger of the Employer (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than a consolidation or merger of the Employer in which the holders of the voting capital stock of the Employer immediately prior to the consolidation or merger hold more than fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger;

                  (d) The shareholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; or

                  (e) The shareholders of the Employer approve the sale or transfer of substantially all of the Employer's assets to parties that are not within a "controlled group of corporations" (as that term is defined in section 1563 of the Code) in which the Employer is a member.

         18. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

         Employer:      Principal place of business

         Employee:      Principal residence as shown in Employer's Personnel
                        Records and Employee's personal file.

Each party may change the address for receipt of notices by written notice in accordance with this paragraph 18. Notices delivered personally shall be deemed communicated as of the date of
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actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

         19. Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc., San Francisco, California ("JAMS"), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association, San Francisco, California ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Stockton, California, unless otherwise agreed to by the parties.

         20. Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and,expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

         21. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no
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
other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

         22. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

         23. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         24. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         25. Advice of Counsel and Advisors. Employee acknowledges and agrees that he has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, he has had the advice of counsel and such other advisors as he deemed appropriate in connection with his review and analysis of such terms and provisions of this Agreement.

         26. Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder shall be brought in the courts of the State of California and venue for any action or proceeding shall be in San Joaquin County or in the United States District Court for the Eastern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

         27. Payments Due Deceased Employee. If Employee dies prior to the expiration of the term of his employment, any payments that may be due Employee from Employer under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, or assigns.

         28. Regulatory Approval. Employer and Employee agree to cooperate in obtaining any required regulatory approvals of this Agreement from the CDFI, FDIC or other governmental or regulatory authority having jurisdiction over Employer at the earliest practicable date. Notwithstanding any other provision of this Agreement, Employer and Employee further agree that no benefits, rights or obligations shall accrue to the parties hereunder in the absence of obtaining any such required regulatory approvals and in the event that any such governmental or regulatory authority shall disapprove any provision of this Agreement, then the parties hereto will use their best efforts, acting in good faith, to amend this Agreement in a manner that will be acceptable to the parties and to such governmental or regulatory authorities.

         IN WITNESS WHEREOF, the parties have executed this Agreement in Stockton, California, as of the date set forth above.

EMPLOYER:                                 EMPLOYEE:

Service lst Bank


By: /s/ EUGENE C. GINI                    /s/ JOHN O. BROOKS
    -----------------------------         ----------------------------
    Name   Eugene C. Gini                 John O. Brooks
    Title  Chairman

                                      -13-